SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549


                                  FORM 8-K

                               CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported)  January 14, 1994




                        Central Illinois Light Company
           (Exact name of registrant as specified in its charter)



    Illinois                   1-2732                       37-0211050
 (State or other              (Commission                (IRS Employer
  jurisdiction of              File Number)               Identification No.)
  incorporation)



   300 Liberty Street, Peoria, Illinois                            61602
 (Address of principal executive offices)                        (Zip Code)



      Registrant's telephone number, including area code (309) 672-5271

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Item 5.  Other Events

Central Illinois Light Company (the Company) is a subsidiary of CILCORP Inc. The Company is a public utility under the laws of the State of Illinois and, as such, is subject to the jurisdiction of the Illinois Commerce Commission
(ICC).

The Company filed a request with the ICC on January 14, 1994, to increase gas base rates to reflect both the current costs of providing gas service and the net investment of more than $50 million since 1991 in the gas system. The revised rates are designed to increase annual gas revenues approximately $15.0 million or 8.9% based upon an adjusted test year ended December 31, 1995. The filing requests a 9.4% return on original cost rate base and a 12.0% return on common equity. The Company has not increased its base rates for gas service since January 1991. Management cannot predict the outcome of the filing. A decision from the ICC on the filing is not expected until late 1994.

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               Central Illinois Light Company
                                               (Registrant)


   Date:    January 14, 1994                 By         T. S. Romanowski
                                                        T. S. Romanowski
                                                         Vice President



   Date:    January 14, 1994                 By         R. L. Beetschen
                                                        R. L. Beetschen
                                                     Controller and Manager
                                                          of Accounting